PROSPECTUS SUPPLEMENT
(To Prospectus dated November 4, 1996)

                                  $150,000,000

                       The May Department Stores Company
                             a New York corporation
                                (the "Company")

                              5.95% NOTES DUE 2008

        Payment of principal and interest unconditionally guaranteed by
                       The May Department Stores Company
                             a Delaware corporation
                               (the "Guarantor")

                            ------------------------

                    Interest payable on May 1 and November 1

                            ------------------------

        THE COMPANY MAY REDEEM ANY OF THE NOTES AT THE REDEMPTION PRICES
                    DESCRIBED IN THIS PROSPECTUS SUPPLEMENT.

                            ------------------------

                   PRICE 99.895% AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                                                       UNDERWRITING
                                                  PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                   PUBLIC               COMMISSIONS              COMPANY
                                                  --------             -------------           -----------
Per Note.................................          99.895%                 .650%                 99.245%
Total....................................       $149,842,500             $975,000             $148,867,500

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriters expect to deliver the notes to purchasers on October 30, 1998.

                            ------------------------

MORGAN STANLEY DEAN WITTER
                             CHASE SECURITIES INC.
                                                            SALOMON SMITH BARNEY

October 27, 1998

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUPPLEMENT
Use of Proceeds........................  S-3
Recent Developments....................  S-3
Description of Securities..............  S-4
Underwriters...........................  S-7
Experts................................  S-8
Legal Matters..........................  S-8

                                         PAGE
                                         ----
PROSPECTUS
Available Information..................    2
Incorporation of Certain Documents by
  Reference............................    2
The Company............................    3
The Guarantor..........................    3
Use of Proceeds........................    3
Summary Financial Information --
  Historical...........................    4
Description of Debt Securities.........    5
Plan of Distribution...................   11
Experts................................   12
Validity of the Offered Debt
  Securities...........................   12

                            ------------------------

     You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. The information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus is accurate only as of the dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes. In this paragraph, "we" refers to both the Company and the Guarantor.

                                USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the notes to retire a portion of its short-term indebtedness, and for stock repurchases, capital expenditures, working capital needs and other general corporate purposes, including investments and acquisitions.

                              RECENT DEVELOPMENTS

SEPTEMBER 1998 SALES RESULTS

     The Guarantor reported preliminary sales for the five-week period ended October 3, 1998 of $1.16 billion, a 6.8% increase over $1.09 billion in the similar period in 1997. Sales for the first eight months of fiscal 1998 were $7.64 billion, up 5.4% over $7.25 billion during the same period a year ago.

     Sales were as follows:

                                                      SEPTEMBER AND YEAR-TO-DATE SALES (MILLIONS)
                                                  ----------------------------------------------------
                                                   FISCAL     FISCAL    PERCENT     STORE-FOR-STORE*
                                                    1998       1997     INCREASE        INCREASE
                                                  --------   --------   --------   -------------------
September.......................................  $1,160.9   $1,086.5     6.8%             4.3%
                                                  --------   --------     ---              ---
Year-to-date....................................  $7,638.1   $7,248.5     5.4%             3.7%
                                                  --------   --------     ---              ---

------------
* Store-for-store sales represent sales of those stores open during both years.

     Sales have been restated to exclude the sales of stores that have been closed and not replaced. Year-to-date revenues, including sales of nonreplaced closed stores and finance charge revenue, were $7.84 billion in 1998 and $7.49 billion in 1997.

                           DESCRIPTION OF SECURITIES

     The notes are to be issued under an Indenture (the "Indenture"), dated as of June 17, 1996, among the Company, the Guarantor and The First National Bank of Chicago (the "Trustee"). This description supplements the description of the general terms and provisions of the notes and the Indenture set out in the accompanying prospectus under the heading "Description of Debt Securities." The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

     The notes will be limited to $150,000,000 aggregate principal amount and will mature on November 1, 2008.

     The notes will bear interest at the rate per annum shown on the cover page of this prospectus supplement from October 30, 1998, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on May 1 and November 1 of each year, commencing May 1, 1999, to the persons in whose names the notes are registered at the close of business on the fifteenth day of April or October, as the case may be, next preceding such Interest Payment Date.

     Ownership of beneficial interests in the notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for the notes. Payment with respect to the notes represented by a Book-Entry Security will be made to the Depositary as the registered owner of the notes.

REDEMPTION

     The notes will be redeemable, in whole or from time to time in part, at the option of the Company on any date (a "Redemption Date"), at a redemption price equal to the greater of (i) 100 percent of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date; provided that installments of interest on the notes which are due and payable on an interest payment date falling on or prior to the relevant Redemption Date shall be payable to the holders of such notes, registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

     "Treasury Rate" means, with respect to any Redemption Date for the notes,
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or
(ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity to the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means with respect to any Redemption Date for the notes (i) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Chase Securities Inc., and Salomon Smith Barney Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     Notice of any redemption by the Company will be mailed at least 30 days but not more than 60 days before any Redemption Date to each holder of the notes to be redeemed. If less than all the notes are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be redeemed in whole or in part.

APPLICATION OF DEFEASANCE PROVISIONS

     The notes are subject to defeasance and covenant defeasance as described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the accompanying Prospectus.

     To elect defeasance or covenant defeasance the Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit of money and/or U.S. Government Obligations (as defined) in the trust created when the Company elects defeasance or covenant defeasance will not cause the Holders of the notes to recognize income, gain or loss for Federal income tax purposes.

BOOK-ENTRY SYSTEM

     The notes initially will be represented by one or more book-entry securities (the "Book-Entry Securities") deposited with The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. The term "Depositary" refers to DTC or any successor depositary. Except as set forth below, the notes will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. Except in the limited circumstances as described under "Description of the Debt Securities -- Global Securities" in the Prospectus, owners of beneficial interests in the Book-Entry Securities will not be entitled to have notes represented by such Book-Entry Securities registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form, and will not be considered the owners or holders thereof under the Indenture.

     DTC has advised the Company that it is a limited-purpose trust company created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions in such securities between Participants through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or Indirect Participants.

     The Depositary advises that its established procedures provide that (i) upon issuance of the notes by the Company, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amounts of the notes purchased by the Underwriters, and (ii) ownership of interests in each Book-Entry Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary, the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in each Book-Entry Security is limited to such extent.

     So long as a nominee of the Depositary is the registered owner of each Book-Entry Security, such nominee for all purposes will be considered the sole owner or holder of the notes under the Indenture. Except as provided below, owners of beneficial interests in the Book-Entry Securities will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the owners or holders thereof under the Indenture.

     None of the Company, the Trustee, any paying agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Book-Entry Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     For additional information regarding the Book-Entry System, see "Description of the Debt Securities -- Global Securities" in the Prospectus.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds or the equivalent. The notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by the Depositary to settle in immediately available funds.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated October 27, 1998, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of notes set forth below.

                                                               PRINCIPAL
                                                               AMOUNT OF
                            NAME                                 NOTES
                            ----                              ------------
Morgan Stanley & Co. Incorporated...........................  $ 69,000,000
Chase Securities Inc........................................    40,500,000
Salomon Smith Barney Inc....................................    40,500,000
                                                              ------------
     Total..................................................  $150,000,000
                                                              ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by counsel and to certain other conditions.

     The Underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession, not in excess of .40% of the principal amount of the notes. Any Underwriter may allow, and such dealers may reallow, a concession, not in excess of .25% of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any of its debt securities substantially similar to the notes during the period beginning on the date of this prospectus supplement and continuing to and including the date the notes are delivered to the Underwriters, without the prior written consent of Morgan Stanley & Co. Incorporated, Chase Securities Inc. and Salomon Smith Barney Inc.

     The Company does not intend to apply for listing of the notes on a national securities exchange, but has been advised by the several Underwriters that such firms presently intend to make a market in the notes as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

     The Company estimates that it will spend approximately $125,000 for printing, rating agency, trustee and legal fees and other expenses related to this offering.

     Certain of the Underwriters and their affiliates engage in transactions with and perform services for the Company and the Guarantor in the ordinary course of business and have engaged, and may in the future engage, in investment banking and commercial banking transactions with the Company and the Guarantor. Helene L. Kaplan, a director of the Guarantor, is a director of The Chase Manhattan Corporation and The Chase Manhattan Bank, which are affiliates of Chase Securities Inc.

     In order to facilitate the offering of the notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover overallotments or to stabilize the price of the notes, the Underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                    EXPERTS

     The consolidated financial statements and schedules of the Guarantor included or incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended January 31, 1998, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. The reports referred to above have been included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

     The validity of the notes offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP and for the Underwriters by Davis Polk & Wardwell. A member of Skadden, Arps, Slate, Meagher & Flom LLP beneficially owns 4,000 shares of the Guarantor's common stock, with the associated rights attached thereto. Helene L. Kaplan, of counsel to Skadden, Arps, Slate, Meagher & Flom LLP, is a member of the Guarantor's board of directors and owns 8,910 shares of the Guarantor's common stock, with the associated rights attached thereto.

PROSPECTUS

                                  $500,000,000

                       THE MAY DEPARTMENT STORES COMPANY

                                DEBT SECURITIES

     The May Department Stores Company, a New York corporation (the "Company"), from time to time may offer its senior debt securities (the "Debt Securities") in a principal amount sufficient to result in proceeds to the Company of up to $500,000,000 (or the equivalent in foreign denominated currencies or composite currencies, based upon the applicable exchange rate at the time of sale). The Debt Securities will be unconditionally guaranteed (the "Guarantee") by The May Department Stores Company, a Delaware corporation and the sole shareowner of the Company (the "Guarantor"). The Debt Securities may be offered as separate series under one or more Indentures in amounts, at prices and on terms to be set forth in supplements to this Prospectus. The Company may sell Debt Securities directly or through agents designated from time to time or to or through one or more underwriters who will be named in a Prospectus Supplement (the "Prospectus Supplement"), or an underwriting syndicate including and represented by such firms. See "Plan of Distribution."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, premium, if any, interest rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, terms for sinking fund payments, if any, the name of the trustee under the indenture relating to the Debt Securities, the initial public offering price, the names of any underwriters or agents, the applicable compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, will be set forth in an accompanying Prospectus Supplement.

     As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other currency or in composite currencies or in amounts determined by reference to an index.

                            ------------------------

November 4, 1996

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE DEBT SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                             AVAILABLE INFORMATION

     The Guarantor is, and prior to May 24, 1996, the Company was, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files or filed, as the case may be, reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and Suite 1300, 7 World Trade Center, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, certain of the Guarantor's securities are listed on the New York Stock Exchange and reports, proxy statements and other information concerning the Company or the Guarantor may be inspected at the office of such Exchange.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company or the Guarantor are, as of their respective dates, incorporated into this Prospectus by reference:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996.

        (b) The Company's Quarterly Report on Form 10-Q for the period ended May 4, 1996.

        (c) The Guarantor's Quarterly Report on Form 10-Q for the period ended August 3, 1996.

        (d) The Company's Current Report on Form 8-K (date of report, April 24,
            1996).

        (e) The Company's Current Report on Form 8-K (date of report, May 24,
            1996).

        (f) The Guarantor's Current Report on Form 8-K (date of report, July 17,
            1996).

        (g) The Guarantor's Current Report on Form 8-K (date of report, August 20, 1996).

        (h) The Guarantor's Current Report on Form 8-K (date of report, August 22, 1996).

        (i) The Guarantor's Current Report on Form 8-K (date of report, September 18, 1996).

        (j) The Guarantor's Current Report on Form 8-K (date of report, October 24, 1996).

        (k) The Guarantor's Current Report on Form 8-K (date of report, November 4, 1996).

     All documents filed by the Company or the Guarantor, as the case may be, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. This Prospectus does not contain all information set forth in the registration statement of which this Prospectus forms a part, and the exhibits thereto, which the Company and the Guarantor have filed with the Commission and to which reference is hereby made.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: THE MAY DEPARTMENT STORES COMPANY, 611 OLIVE STREET, ST. LOUIS, MISSOURI 63101-1799,
ATTENTION: CORPORATE COMMUNICATIONS DEPARTMENT, OR BY TELEPHONE TO THE CORPORATE COMMUNICATIONS DEPARTMENT AT 314-342-6300.

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE DEBT SECURITIES OFFERED HEREBY OR OTHER DEBT SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company is one of the nation's largest retailing companies. The Company's eight department store divisions operate 364 department stores in 30 states and the District of Columbia under the following trade names and are headquartered in the following cities: Lord & Taylor, New York City; Hecht's and Strawbridge's, Washington, D.C.; Foley's, Houston; Robinsons-May, Los Angeles; Kaufmann's, Pittsburgh; Filene's, Boston; Famous-Barr and L.S. Ayres, St. Louis; and Meier & Frank, Portland, Oregon.

     On July 18, 1996, the Company acquired 13 former Strawbridge & Clothier department stores in the greater Philadelphia area. At the July closing, the Company delivered, subject to later adjustment, 4.2 million shares of Guarantor common stock and assumed approximately $255 million of debt and certain other liabilities in exchange for the Strawbridge & Clothier department store assets. The Company has also agreed to issue additional Guarantor common stock in exchange for any cash proceeds from Strawbridge & Clothier's divestiture of its other assets, including its Clover discount division, remaining after satisfaction of all Strawbridge & Clothier liabilities and obligations. The acquisition was accounted for as a purchase.

     The Company was organized under the laws of the State of New York on June 4, 1910. The Company employs approximately 105,000 people in 30 states, the District of Columbia and eight offices overseas. The Company's principal office is at 611 Olive Street, St. Louis, Missouri 63101-1799, and the Company's telephone number is 314-342-6300.

                                 THE GUARANTOR

     The Guarantor was incorporated under the laws of the State of Delaware. The Guarantor became the sole shareowner of the Company pursuant to a share exchange implemented on May 24, 1996, which resulted in changing the state of incorporation of the publicly traded company from New York to Delaware. The Guarantor's principal office is at 611 Olive Street, St. Louis, Missouri 63101-1799, and the Guarantor's telephone number is 314-342-6300.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debt Securities will be added to the general funds of the Company and will be available to retire a portion of its outstanding commercial paper and other short-term indebtedness, to finance its operations, and for general corporate purposes, including stock repurchases, investments and acquisitions. Any specific allocation of the net proceeds of an offering of Debt Securities to a specific purpose will be described in the applicable Prospectus Supplement.

                   SUMMARY FINANCIAL INFORMATION--HISTORICAL

     The following summary financial information presents, for the Guarantor, historical operating results for the 26 week period ended August 3, 1996 and historical balance sheet data as of August 3, 1996, and, for the Company, historical operating results for the 26 week period ended July 29, 1995 and for each of the five fiscal years in the period ended February 3, 1996 and historical balance sheet data as of February 3, 1996 and January 28, 1995. The following financial information should be read in conjunction with the consolidated financial statements and related notes contained in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996 and the Guarantor's Quarterly Report on Form 10-Q for the period ended August 3, 1996, which are incorporated herein by reference. Operating results of periods which exclude the Christmas season may not be indicative of the operating results that may be expected for the full fiscal year.

                             SUMMARY OF OPERATIONS

                                            26 WEEKS ENDED
                                         ---------------------                  FISCAL YEAR(1)
                                         AUGUST 3,   JULY 29,    --------------------------------------------
                                           1996        1995       1995      1994      1993     1992     1991
                                         ---------   ---------   -------   -------   ------   ------   ------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE)       (UNAUDITED)
Revenues..............................    $5,044      $4,543     $10,952   $10,107   $9,562   $9,362   $9,068
Cost and Expenses:
     Cost of sales....................     3,528       3,168       7,461     6,879    6,537    6,459    6,275
     Selling, general and
       administrative expenses........     1,039         933       2,081     1,916    1,824    1,859    1,861
     Interest expense, net............       128         115         250       233      244      279      315
                                          ------      ------     -------   -------   ------   ------   ------
       Total Cost and Expenses........     4,695       4,216       9,792     9,028    8,605    8,597    8,451
                                          ------      ------     -------   -------   ------   ------   ------
Earnings From Continuing Operations
  Before Income Taxes.................       349         327       1,160     1,079      957      579(2)    617
Provision for Income Taxes............       141         133         460       429      379      107(2)    213
                                          ------      ------     -------   -------   ------   ------   ------
Net Earnings From Continuing
  Operations..........................       208         194         700       650      578      472      404
Net Earnings From Discontinued
  Operation...........................        11          61          55       132      133      131      111
                                          ------      ------     -------   -------   ------   ------   ------
Net Earnings Before Extraordinary
  Loss................................       219         255         755       782      711      603      515
Extraordinary Loss Related to Early
  Extinguishment of Debt, Net of Income
  Taxes...............................        --          --          (3)       --       --       --       --
                                          ------      ------     -------   -------   ------   ------   ------
Net Earnings..........................    $  219      $  255     $   752   $   782   $  711   $  603   $  515
                                          ======      ======     =======   =======   ======   ======   ======
Primary Earnings per Share:
  Continuing Operations...............    $ 0.79      $ 0.74     $  2.73   $  2.53   $ 2.24   $ 1.82   $ 1.56
  Discontinued Operation..............      0.05        0.24        0.22      0.53     0.53     0.53     0.45
                                          ------      ------     -------   -------   ------   ------   ------
  Net Earnings Before Extraordinary
     Loss.............................      0.84        0.98        2.95      3.06     2.77     2.35     2.01
  Extraordinary Loss..................        --          --       (0.01)       --       --       --       --
                                          ------      ------     -------   -------   ------   ------   ------
Primary Earnings per Share............    $ 0.84      $ 0.98     $  2.94   $  3.06   $ 2.77   $ 2.35   $ 2.01
                                          ======      ======     =======   =======   ======   ======   ======
Fully Diluted Earnings per Share:
  Continuing Operations...............    $ 0.77      $ 0.72     $  2.61   $  2.43   $ 2.15   $ 1.76   $ 1.52
  Discontinued Operation..............      0.04        0.23        0.21      0.49     0.50     0.50     0.41
                                          ------      ------     -------   -------   ------   ------   ------
  Net Earnings Before Extraordinary
     Loss.............................      0.81        0.95        2.82      2.92     2.65     2.26     1.93
  Extraordinary Loss..................        --          --       (0.01)       --       --       --       --
                                          ------      ------     -------   -------   ------   ------   ------
Fully Diluted Earnings per Share......    $ 0.81      $ 0.95     $  2.81   $  2.92   $ 2.65   $ 2.26   $ 1.93
                                          ======      ======     =======   =======   ======   ======   ======
Ratio of Earnings to Fixed
  Charges(3)..........................       3.0         2.9         4.3       4.4      3.9      2.5      2.4
                                          ======      ======     =======   =======   ======   ======   ======

------------
(1) Fiscal years 1995, 1994, 1993, 1992 and 1991 ended on February 3, 1996,
January 28, 1995, January 29, 1994, January 30, 1993 and February 1, 1992, respectively. Fiscal year 1995 included 53 weeks.
(2) Pretax earnings include a net charge of $187 million from special and nonrecurring items, and income taxes include a tax benefit of $187 million from special and nonrecurring items.
(3) For purposes of computing the ratios of earnings to fixed charges for the Guarantor and its subsidiaries or the Company and its subsidiaries, earnings have been calculated by adding to pretax earnings (a) fixed charges (excluding capitalized interest and the pretax equivalent of preferred stock dividend requirements) and (b) the total of adjustments to recognize only distributed earnings for less than 50% owned persons accounted for under the equity method and amortization of previously capitalized interest and then subtracting dividends on ESOP Preference Shares. Fixed charges have been calculated by adding gross interest expense (including interest on long-term, short-term and ESOP debt, and amortization of debt discount and debt issue expense), that portion of rent expense deemed representative of the interest factor in such rent expense, preferred stock dividend requirements (pretax equivalent) and the Guarantor's or the Company's proportionate share of interest of unconsolidated 50% owned persons and the Guarantor's or the Company's proportionate share of interest of a less than 50% owned person for which a subsidiary of the Guarantor or the Company has guaranteed the debt.

                        CONSOLIDATED BALANCE SHEET DATA

                                                          AS OF             AS OF              AS OF
                                                      AUGUST 3, 1996   FEBRUARY 3, 1996   JANUARY 28, 1995
                                                      --------------   ----------------   ----------------
                   (IN MILLIONS)                       (UNAUDITED)
Net Current Assets of Discontinued Operation........      $   --           $   232             $  243
Total Current Assets................................       4,898             5,097              4,718
Total Current Liabilities...........................       1,781             1,602              1,689
Working Capital.....................................       3,117             3,495              3,029
Net Noncurrent Assets of Discontinued Operation.....          --               521                551
Total Assets........................................       9,818            10,122              9,237
Long-Term Debt......................................       3,430             3,333              2,864
Deferred Income Taxes...............................         390               378                340
Other Liabilities...................................         211               204                192
ESOP Preference Shares..............................         354               366                374
Unearned Compensation...............................        (331)             (346)              (357)
Shareowners' Equity.................................       3,983             4,585              4,135

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under one or more substantially identical indentures with one or more trustees. The indentures may include an Indenture dated as of June 17, 1996 (the "Indenture") with The First National Bank of Chicago, as trustee (the "Trustee"), which provides that the amount of Debt Securities issuable thereunder is unlimited.

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities"), the trustee with respect to the Offered Debt Securities and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities. The Indenture contains, among other things, the following provisions. Except as otherwise specified, all of the provisions described below appear in the Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

     The Indenture provides for the issuance of Debt Securities from time to time, in one or more series. Reference is made to the Prospectus Supplement which will describe the following terms of the Offered Debt Securities: (a) the designation of the Offered Debt Securities; (b) any limit on the aggregate principal amount of the Offered Debt Securities; (c) the date or dates on which the Offered Debt Securities will mature; (d) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, and the date from which such interest will accrue; (e) the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (f) any mandatory or optional sinking fund or purchase fund or analogous provisions; (g) if applicable, the date after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder thereof and the other detailed terms and provisions of such optional or mandatory redemption; (h) the place or places of payment of principal of (and premium, if any) and interest on the Offered Debt Securities; (i) whether the Offered Debt Securities are issuable as Bearer Securities and, if so, whether Registered Securities are issuable; (j) special provisions relating to the issuance of any Bearer Securities of any series; (k) the currency in Dollars, Foreign Currency or any composite currency of any series; (l) any deletions from, changes in or additions to Events of Default or covenants of the Company in the Indenture; (m) the form of Debt Securities, Guarantee and Coupons, if any; and (n) any other terms of the Offered Debt Securities. (Section 301)

     The Debt Securities will be issuable as Registered Securities, as Bearer Securities or both. Debt Securities of a series may be issuable in global form, as described below under "Global Securities." Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denomination thereof. (Section 302)

     At the option of the Holder and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series will be exchangeable into an equal aggregate principal amount of Registered Securities or Bearer Securities of the same series (with the same interest rate and maturity date) of any authorized denominations, and Registered Securities of any series will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of any authorized denominations. If a Holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date and the relevant interest payment date, such Holder will not be required to surrender the coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer Securities. (Section 305)

     Debt Securities may be presented for exchange, and Registered Securities (other than a Book-Entry Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such registration of transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. Bearer Securities will be transferable by delivery. (Section 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. If the Offered Debt Securities are Original Issue Discount Securities, the special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 502)

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities would not necessarily afford Holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect Holders.

GUARANTEE

     The Debt Securities will be unconditionally guaranteed by the Guarantor as to the payment of the principal of, sinking fund payment, if any, premium, if any, interest and any Redemption Price with respect to the Debt Securities when and as the same shall become due and payable, whether at maturity, upon acceleration or redemption or otherwise, pursuant to the terms of the Debt Securities and of the Indenture. Such a Guarantee will be endorsed on each Debt Security. (Section 1201) The Company, the Guarantor and the Trustee may, without the consent of any Holders, enter into a supplemental indenture to, among other things, add any additional Guarantor with respect to all or any series of Debt Securities. (Section 801)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, sinking fund payment, if any, premium, if any, interest and any Redemption Price on Registered Securities will be made in the designated currency at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Sections 307 and 902)

     Payment of principal of and premium, if any, and interest on Bearer Securities will be payable in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents, except that, if Securities of a series are issuable as Registered Securities, the Company will be required to maintain at least one paying agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain a Paying Agent in a Place of Payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Securities of such series. (Section 902)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in global form ("Global Securities") that will be deposited with, or on behalf of, a Depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, as Depositary. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual Debt Securities represented thereby, it may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor. (Section 203)

     The specific terms of the depositary arrangement with respect to particular Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the Owners or Holders thereof.

     Payment with respect to Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Guarantor, any Trustee, any Paying Agent, the Security Registrar or any transfer agent for Debt Securities represented by a Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

OPTIONAL REDEMPTION

     Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any optional redemption provisions relating to such Offered Debt Securities.

SINKING FUND

     Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any sinking fund provisions relating to such Offered Debt Securities.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES; CERTAIN DEFINITIONS

     The restrictive provisions of the Indenture applicable to the Company, the Guarantor and the Restricted Subsidiaries do not apply to Unrestricted Subsidiaries. The assets and indebtedness of Unrestricted Subsidiaries are not consolidated with those of the Company and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets, Funded Debt or Secured Indebtedness under the Indenture. Investments by the Company or by its Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in computing Consolidated Net Tangible Assets.

     "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company, by one or more other Subsidiaries or by the Company and one or more other Subsidiaries. "Unrestricted Subsidiaries" are those Subsidiaries defined as such by the Indenture, i.e., certain finance Subsidiaries acquired or formed subsequent to the date of the Indenture, certain foreign Subsidiaries, certain real estate Subsidiaries and those Subsidiaries which are designated as Unrestricted Subsidiaries by the Board of Directors from time to time pursuant to the Indenture (in each case, unless and until designated as Restricted Subsidiaries by the Board of Directors pursuant to the Indenture). "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries. A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary all of the outstanding Funded Debt and capital stock of which (except directors' qualifying shares) is owned by the Company and its other Wholly-owned Restricted Subsidiaries. (Section 101)

     "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves and other properly deductible items and after excluding Investments made in Unrestricted Subsidiaries or in corporations while they are Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation) after deducting (i) all liabilities and liability items (including amounts in respect of capitalized leases), except Funded Debt, capital stock and surplus, surplus reserves, deferred income taxes and deferred investment tax credits, and (ii) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles. (Section 101)

     "Funded Debt" includes indebtedness maturing more than 12 months after the time of computation of the amount thereof or which is extendible or renewable at the option of the obligor on such indebtedness to a time more than 12 months after the time of the computation of the amount thereof, guarantees of such indebtedness or of such obligations of others or of dividends (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business and except guarantees of such indebtedness or such obligations which are otherwise included in the definition of Funded Debt), and in the case of any Subsidiary all Preferred Stock of such Subsidiary. Funded Debt does not include any obligations in respect of lease rentals whether or not such obligations would be included as liabilities on a consolidated balance sheet of the Company and its Restricted Subsidiaries. The Company or any Restricted Subsidiary shall be deemed to have assumed Funded Debt secured by any Mortgage upon any of its properties or assets whether or not it has actually done so. (Section 101)

     "Secured Indebtedness" means any Indebtedness which is secured by a Mortgage upon any assets of the Company or a Restricted Subsidiary, including in such assets, without limitation, shares of stock or indebtedness of any Subsidiary owned by the Company or a Restricted Subsidiary, provided that Indebtedness secured by a Mortgage incurred or assumed in connection with an issuance of revenue bonds the interest on which is exempt from Federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended, shall not be deemed Secured Indebtedness. (Section 101)

LIMITATION ON LIENS

     Unless the aggregate principal amount of all outstanding Secured Indebtedness of the Company and its Restricted Subsidiaries, the unsecured Funded Debt of the Restricted Subsidiaries (exclusive of any unsecured Funded Debt or Secured Indebtedness owed to the Company or a Wholly-owned Restricted Subsidiary), and the Indebtedness to be secured does not exceed 15% of Consolidated Net Tangible Assets, the Company may not, and may not permit any Restricted Subsidiary to, mortgage, pledge or create (by merger or otherwise) any lien, security interest, conditional sale or other title retention agreement or other similar encumbrance on any of the assets of the Company or any of its Restricted Subsidiaries (except to secure Indebtedness to the Company or any of its Wholly-owned Restricted Subsidiaries) without making effective provision to secure the Debt Securities at least equally and ratably with such Indebtedness, so long as such Indebtedness is so secured. The foregoing provision, however, does not prevent certain purchase money mortgage liens or the refunding or extension thereof, certain non-recourse liens on real property to reimburse the Company or any of its Restricted Subsidiaries for the cost or acquisition of or improvements to such real property, existing Mortgages, tax liens and other liens incurred in the ordinary course of business which do not materially limit the use of the property subject thereto in the operation of the business of the Company or of any Restricted Subsidiary or impair the value of such property for the purposes of such business, Mortgages on assets of a Restricted Subsidiary existing on the date it became a Subsidiary, or any refundings or extensions thereof not exceeding the principal amount of the Indebtedness so refunded, or extended, and applying only to the same property or assets. (Section 905)

RESTRICTIONS ON MERGERS

     Neither the Company nor the Guarantor may consolidate or merge with or into any other corporation or sell, lease or transfer all or substantially all of its properties and assets to another corporation, unless (i) the successor corporation is a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and assumes payment of the principal of (and premium, if any) and interest, if any, on the Debt Securities and the performance and observance of the Indenture and (ii) such successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any covenant or condition of the Indenture. (Section 701)

WAIVER, MODIFICATION AND AMENDMENT

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any particular series may waive certain past defaults. (Section
511) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities (voting as a class and not by individual series) or, in case less than all of the several series of Outstanding Debt Securities are affected, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected, may waive the Company's and the Guarantor's compliance with certain restrictive provisions. (Section 911) In order to determine the aggregate principal amount of any Outstanding Debt Securities not payable in U.S. dollars, the principal amount of the Debt Securities shall be deemed to be that amount of Dollars that could be obtained for such principal amount on the basis of the spot rate of exchange for such Foreign Currency or such currency unit as determined by the Company or by an authorized exchange rate agent. (Section 101)

     Modification and amendment of the Indenture may be made by the Company, the Guarantor and the Trustee with the consent (i) of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities (voting as a class and not by individual series), or (ii) in case less than all of the several series of Debt Securities then Outstanding are affected by the modification or amendment, of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series so affected, provided that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or the rate of interest, if any, on, or any premium payable upon the redemption of any Debt Security, or reduce the amount of the principal of a Discounted Debt Security that would be due and payable upon a declaration of acceleration of the Maturity thereof; (c) change the place or currency of payment of principal or premium or interest on any Debt Security;
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (e) reduce the percentages of Holders of Debt Securities or of Holders of Debt Securities of any particular series specified in this or the preceding paragraph. Any modification or amendment which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series. (Section 802)

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to any particular series of Debt Securities: (a) failure to pay the principal of (or premium, if any, on) any Debt Security of that series, or to make any sinking fund payment on any Debt Security of that series, when due; (b) failure to pay any interest installment on any Debt Security of that series when due, continued for 30 days; (c) failure to perform any other covenant of the Company or the Guarantor (in each case other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice; (d) certain events of bankruptcy, insolvency, or reorganization; and (e) any other defaults provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, then and in every such case (unless the principal of all the Debt Securities of that series shall have already become due and payable) the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders) the entire principal amount, or, in the case of Original Issue Discount Securities, such portion of the principal amount as may be provided for in such Debt Securities, of all the Debt Securities of that series. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series, by written notice

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

to the Company and the Trustee, may, in certain circumstances, rescind and annul such declaration. (Section 502)

     No Holder of any Debt Securities of any particular series shall have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of a default with respect to that series and unless also the Holders of at least 25% of the principal amount of Outstanding Debt Securities of that series shall have made written request upon the Trustee, and have offered reasonable indemnity, to institute such proceeding as trustee, and the Trustee shall not have received direction inconsistent with such request in writing by the Holders of a majority in principal amount of Outstanding Debt Securities of that series and shall have neglected or refused to institute such proceeding within 60 days. However, the right of any Holder of any Debt Security to enforce the payment of principal and interest due on such Debt Security on or after the dates expressed in such Debt Security, may not be impaired or affected. (Sections 506 and 509)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities (except as otherwise provided in the applicable Indenture) ("Defeasance") or (B) to be released from its obligations with respect to such Securities described above under "Limitations on Liens," and "Restrictions on Mergers" ("Covenant Defeasance"), upon the irrevocable deposit with the Trustee, in trust for such purpose, of money, and/or U.S. Government Obligations or Foreign Government Securities (each as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. The Prospectus Supplement may further describe the provisions, if any, permitting such Defeasance or Covenant Defeasance with respect to the Debt Securities of a particular series and the effect of such Defeasance or Covenant Defeasance under Federal tax law. (Section 403)

REGARDING THE TRUSTEE

     The Company engages in banking transactions in the ordinary course of business with The First National Bank of Chicago.

                              PLAN OF DISTRIBUTION

     General. The Company may sell Debt Securities directly or to or through one or more underwriters, agents or dealers who will be named in the Prospectus Supplement or an underwriting syndicate, represented by one or more managing underwriters, that will be named in the Prospectus Supplement relating to an issue of Offered Debt Securities.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities to underwriters, underwriters may receive compensation in the form of discounts, concessions or commissions from the Company or from purchasers of Debt Securities for whom they may act as agents. Underwriters and dealers that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Act"). Any such underwriter will be identified, and any such compensation will be described, in the Prospectus Supplement.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in

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

the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of the Debt Securities, the Company may utilize the services of CapitaLink Bond Auctions, Inc. to conduct an electronic "dutch auction" of the Debt Securities among potential purchasers who are eligible to participate in the auction of such Debt Securities, if so described in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters, agents and dealers who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

     The Debt Securities are a new issue of securities with no established trading market. In the event that Debt Securities of a series offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities of any series or as to the liquidity of the trading market for the Debt Securities.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company included or incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended February 3, 1996, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                    VALIDITY OF THE OFFERED DEBT SECURITIES

     The validity of the Offered Debt Securities and the Guarantee will be passed upon for the Company and the Guarantor, respectively, by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters or agents by counsel to be identified in the Prospectus Supplement. A member of Skadden, Arps, Slate, Meagher & Flom LLP beneficially owns 4,000 shares of the Guarantor's common stock, $.50 par value per share (together with the associated preferred stock purchase rights, the "Common Stock"). Mrs. Helene Kaplan, Esq., of counsel to Skadden, Arps, Slate, Meagher & Flom LLP, is a member of the Guarantor's board of directors and owns 8,910 shares of Common Stock.

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